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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Genaera Corporation	Sam Brown Inc. (Media Inquiries)
Investor Relations	Mike Beyer
(610) 941-5675	(773) 463-4211
www.genaera.com	beyer@sambrown.com

GENAERA RECEIVES NASDAQ LETTER GRANTING

ADDITIONAL 180 DAY COMPLIANCE PERIOD

Plymouth Meeting, PA --December 28, 2006 -- Genaera Corporation (NASDAQ: GENR) today announced that it has received a NASDAQ Staff Determination letter indicating that Genaera was granted an additional 180 calendar days, or until June 22, 2007, to demonstrate compliance with the minimum $1.00 bid price per share requirement in accordance with Marketplace Rule 4310(c)(8)(D).

If at any time, before June 22, 2007, the bid price of Genaera's common stock closes at $1.00 per share for a minimum of 10 consecutive trading days, NASDAQ will provide written notification that Genaera complies with the Rule. If compliance with this rule cannot be demonstrated by June 22, 2007, NASDAQ will provide written notification that Genaera's securities will be delisted. At that time, Genaera may appeal NASDAQ's determination to a Listing Qualifications Panel.

Genaera Corporation is a biopharmaceutical company committed to developing medicines to address substantial unmet medical needs in major pharmaceutical markets. The Company has products in development for the treatment of eye disease, cancer, respiratory disorders and metabolic syndrome. EVIZON™ (squalamine lactate) is Genaera's lead product in development for ophthalmic indications, specifically wet age-related macular degeneration (AMD). Genaera's other programs include squalamine for the treatment of cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease; and trodusquemine (MSI-1436) for the treatment of obesity.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management's current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as "anticipate," "develop," "expect," "continue," and "potential" or other words of similar meaning. Genaera's actual results and performance could differ materially from those currently anticipated and expressed in other forward-looking statements as a result of a number of risk factors, including, but not limited to; Genaera's history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera's product candidates, including EVIZON™, squalamine, LOMUCIN™, IL-9 antibody and trodusquemine (MSI-1436) may be delayed or not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera's reliance on its collaborators, in connection with the development and commercialization of Genaera's product candidates; market acceptance of Genaera's products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera's filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.